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                                                                     EXHIBIT 2.4
                                                                     -----------
                                    FORM OF
                     STOCK TRANSFER RESTRICTION AGREEMENT

     This Stock Transfer Restriction Agreement dated as of __________, 1999 (the "Agreement"), is entered into by and between _______________ ("Stockholder") and PrivateBancorp, Inc. ("Private").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, Private, a Delaware corporation, and Towne Square Financial Corporation, a Delaware corporation ("TSFC"), and the Stockholders of TSFC have entered into an Agreement and Plan of Reorganization dated as of June 24, 1999 (the "Merger Agreement") providing, among other things, for the acquisition by Private of all of the outstanding common stock of TSFC (the "Merger");

     WHEREAS, Stockholder is entitled to receive certain shares of Private common stock pursuant to the Merger Agreement as consideration for his shares of TSFC common stock (the "Shares").

     NOW, THEREFORE, in consideration of, and as a condition to, Private entering into the Merger Agreement, and in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, Stockholder and Private agree as follows:

     1. Restrictions on Transfer for One Year. Stockholder agrees not to sell, assign, pledge, or otherwise transfer or encumber in any manner by any means whatsoever 54.5% shares of Private common stock which he shall hereafter acquire pursuant to the Merger Agreement for a period of one (1) year following the Effective Time (as defined in the Merger Agreement) of the Merger.

     2. Restrictions on Transfer for Three Years. Stockholder agrees not to sell, assign, pledge, or otherwise transfer or encumber in any manner by any means whatsoever 45.5% shares of Private common stock which he shall hereafter acquire pursuant to the Merger Agreement for a period of three (3) years following the Effective Time (as defined in the Merger Agreement) of the Merger.

     3. Involuntary Transfer Upon Death. The restrictions set forth in Sections 1 and 2 above shall not apply in the event of an involuntary transfer upon Stockholder's death so long as the transferee of Stockholder's shares of Private common stock shall enter into an agreement containing similar terms as the Agreement prior to such transfer.

     4.   Legend of Certificates. Each certificate representing the Shares
          ----------------------
issued pursuant to the Merger Agreement shall bear the following legend:
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          The shares of stock represented by this Certificate are
          subject to, and are transferable only upon compliance with, the provisions of the Stock Transfer Restriction Agreement dated , 1999, as the same may be amended from time to time, by and between PrivateBancorp, Inc. and the registered holder hereof, a copy of which is on file in the office of the Secretary of PrivateBancorp, Inc. (the "Agreement"). The Agreement provides, among other things, a restriction on the transfer of the shares of stock.

     5. Termination. This Agreement and all restrictions on the transfer of Shares created hereby shall terminate upon the execution of a written agreement by and between Stockholder and Private providing for such termination. Private shall provide stockholder or his permitted transferee with certificates representing the shares, without the legend set forth in Section 4, upon the expiration of the restrictive provisions of Section 1 or 2 hereof and on the termination of the Agreement pursuant to this Section 5, as the case may be.

     6. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered, telegraphed or mailed by certified or registered mail, charges prepaid,

          a.   if to Private, to:

               PrivateBancorp, Inc.
               Ten North Dearborn
               Chicago, IL 60602
               Attention: Ralph B. Mandell

          b. if to Stockholder, to Stockholder's last address appearing on the books of Private;


     or to such other address or addresses as Stockholder or the Company shall communicate in writing to the other.

     7. Partial Invalidity. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, as finally determined by a court of competent jurisdiction, the remainder of this Agreement or the application of such term or provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
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     8.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     9. Amendment. This Agreement can be amended or modified from time to time only by a written instrument signed by Stockholder and a duly authorized officer of Private.

     10. Remedies for Breach. The Shares are unique property and Private shall have the remedies which are available to it for the violation of any of the terms of this Agreement, including, but not limited to, the equitable remedy of specific performance.

     11. Effect of Termination. The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of the termination hereof.

     12.  Binding Effect. This Agreement is binding upon and inures to the
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benefit of Private, its successors and assigns, and to Stockholder, and
Stockholder's successors and assigns.

     IN WITNESS WHEREOF, the parties have executed the Stock Restriction Agreement on the date first written above.

                                        STOCKHOLDER


                                        _____________________________________


                                        PRIVATEBANCORP, INC.


                                        By:__________________________________
                                        Its:_________________________________